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                                                            EXHIBIT 23.1


                                   CONSENT OF INDEPENDENT CERTIFIED
                                          PUBLIC ACCOUNTANTS



We have issued our reports dated January 24, 1997 and January 24, 1997, except for the last paragraph of Note 19, as to which the date is May 13, 1997, accompanying the consolidated financial statements and schedules included in the Annual Report of WinStar Communications, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 1996 and in Form 8-K filed June 10, 1997, respectively, which are incorporated by reference in the Registration Statement and Prospectus. We consent to the incorporation by reference of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."



GRANT THORNTON LLP

New York, New York
December 11, 1997